Exhibit 4.12

LIMITED LIABILITY PARTNERSHIP

DIAGEO PLC LONG TERM INCENTIVE PLAN

As amended by the Remuneration Committee on 5 December 2006

CONTENTS

Clause

1.                                 DEFINITIONS

1.1                           In these Rules and Schedules the following words and expressions shall have the following meanings:

“Act” means the Income and Corporation Taxes Act 1988;

“Adoption Date” means the date that the Board adopts the Plan;

“Award” means a Restricted Share Award or a Deferred Right granted in accordance with these Rules;

“Award Certificate” means a certificate confirming an Award made to a Participant;

“Award Value” means for the purposes of Rule 3, the number of Shares the subject of the Award multiplied by:

(a)                                      the average of the middle market quotation of a Share as derived from the Daily Official list of the London Stock Exchange or such other exchange as may be specified by the Committee on which the Shares are listed on the last dealing day immediately prior to the Date of Grant; or

(b)                                     the average of the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange or such other exchange on which Shares are listed over a period not exceeding the base period for the Performance Requirement as determined by the Committee from time to time;

and, for the avoidance of doubt, the Committee shall in its discretion determine whether to use (a) or (b) above to calculate the price of a Share for the purpose of determining the Award Value;

“Basic Salary” means an Eligible Employee’s base salary (which, for the avoidance of doubt, does not include the value of any bonuses, benefits in kind or employer’s pension contributions) at the Date of grant or such other sum that the Committee may in its discretion determine;

“Board” means the board of directors of the Company or the directors present at a duly convened meeting of the directors of the Company at which a quorum is present or a duly authorised committee thereof;

“Close Period” means any period during which certain persons are prohibited from dealing in Shares, for whatever reason, in accordance with the Model Code contained in the appendix to chapter 16 of the Listing Rules of the London Stock Exchange (as replaced, amended or re-enacted from time to time) and/or such code as the Company may have established from time to time or such other statutory, regulatory or other prohibition from dealing in Shares or rights over Shares;

“Committee” means the Remuneration Committee of the Company and any duly appointed individual or committee appointed by the Remuneration Committee from time to time;

“Company” means Diageo plc registered in England number 23307;

“Continuous Employment” in relation to an Eligible Employee and/or a Participant continuous employment of the Participant or, in the case of an Eligible Employee and/or a Participant who is a trustee, of the employee or executive for whom he is acting, with a Group Company.  An Eligible Employee and/or a Participant shall not be treated as ceasing to be in continuous employment until he ceases to hold any office or employment in any Group Company;

“Control” has the same meaning given in section 840 of the Act;

“Date of Grant” means the date on which an Award is granted;

“Deferred Right” means a right to acquire Shares pursuant to the Rules upon the payment of such consideration, if any, as may be determined by the Committee at the Date of Grant in accordance with Rule 2.2.2;

“Eligible Employee” means any bona fide employee or executive director of the Group, or where appropriate a trustee acting on behalf of such employee or executive director.  The Committee may in its discretion determine that such employee or executive director of the Group shall have a period of Continuous Employment to be an eligible employee, such period to be determined by the Committee in its discretion;

“Executive Share Plan” means any share plan operated mainly for the benefit of executives of the group selected at the discretion of the Board or Committee;

“External Auditors” means external auditors appointed by the Company from time to time;

“Group” means the Company and any Holding Company and Subsidiaries and the expression “Group Company” shall be construed accordingly;

“Holding Company” has the meaning given in section 736 of the Companies Act 1985;

“London Stock Exchange” means the London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange plc;

“Participant” means any Eligible Employee to whom a subsisting Award has been granted.  Reference to a Participant shall include, where the context so admits or requires, trustees of a trust of which he is a potential beneficiary or other personal representatives;

“Performance Requirement” means the requirement as may be determined by the Committee from time to time in accordance with Rule 2.2.4 subject to amendments, if any, made in accordance with Rule 5.2;

“Plan” means the Diageo Long Term Incentive Plan constituted by these Rules;

“Plan Year” means the calendar year from 1 January to 31 December or, for Awards granted on or after 1 July 2005, the Company’s financial year from 1 July to 30 June;

“Release” means the dealing date immediately following the last day of the Restricted Period when, in relation to a Restricted Share Award, a Participant becomes absolutely entitled to receive beneficial ownership of the Shares the subject of such Award in accordance with Rule 8 and, in relation to a Deferred Right the date upon which such Award becomes exercisable, unless Awards are Released on an earlier date pursuant to Rules 8.5, 10, 11.1.3 or any other Rule, and “Released” shall be construed accordingly;

“Restricted Period” means a period of not less than three years from the Date of grant or such other period as may be determined by the Committee in its discretion in relation to each Award in accordance with Rule 2.2.5 or, in relation to Awards made within 3 months of the Adoption Date, a period of not less than 2 years from the Date of Grant;

“Restricted Share Award” means a contingent right to acquire Shares the subject of an Award;

“Rules” means the rules of this Plan as amended from time to time;

“Shares” means fully paid ordinary shares of the Company;

“Subsidiary” has the meaning given in section 736 of the Companies Act 1985;

“Tax” includes any present or future tax, levy, social charge, impost, duty, charge, fee, deduction or withholding of any nature, made by any competent authority in any jurisdiction and interest or penalties in respect thereof; and

“Trustees” means the trustees of the Diageo Employee Benefit Trust or such other person as may be appointed by the Committee to hold Shares for the purposes of the Plan.

1.2                           Words and expressions defined in the Act and in the Companies Act 1985 and the Companies Act 1989 shall bear the same meanings in these Rules except as otherwise provided for in these Rules.

1.3                           Where the context so admits or requires, words importing the singular shall include the plural and vice versa, and words importing the masculine shall include the feminine.

1.4                           Any reference to a statute or statutory provision shall be construed as if it referred also to that statute or provision as the same may from time to time be consolidated, replaced, amended or re-enacted and to any related statutory instrument or other subordinate legislation in force from time to time.

1.5                           Wherever the Rules refer to the Committee or the Trustees having the ability to determine, decide or change matters howsoever, this will mean that the Committee shall be entitled to do so in its absolute and unfettered discretion and no person shall have any right to challenge, dispute or appeal whatsoever against the Committee’s determined, decision or change howsoever made.

1.6                           Headings, notes and footnotes to these Rules are included for convenience only and shall not affect the interpretation or construction of these Rules.

1.7                           Reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8                           References to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having a separate legal personality).

1.9                           References to Shares shall, where appropriate, be construed as references to American Depository Shares (“ADSs”).

2.                                 GRANT OF AWARDS

2.1                           Subject to Rule 3 and Rule 17, the Committee or the Trustees may grant Awards at any time other than during a Close Period.  The Committee may make recommendations to the Trustees in respect of the Awards to be granted by the Trustees pursuant to this Rule 2.1 which the Trustees may or may not, in their absolute discretion, determine to follow.  References in these Rules to the Committee making determinations or decisions in respect of Awards shall be deemed to be references to the Trustees making such determinations or decisions in respect of Awards granted by the Trustees pursuant to this Rule 2.1, taking account of the recommendations of the Committee.

2.2                           The Committee shall determine in respect of each Award:

2.2.1                            whether the Award is a Restricted Share Award or a Deferred Right;

2.2.2                            in respect of any Deferred Right the payment, if any, due upon the exercise of the Award and the period after Release when the Award will lapse;

2.2.3                            the maximum number of Shares the subject of an Award;

2.2.4                            the Performance Requirement that must be satisfied prior to Release;

2.2.5                            the Restricted Period applicable to such Award; and

2.2.6                            any other conditions, restrictions, prohibitions or requirements that the Committee shall determine as appropriate that must be satisfied prior to Release.

2.3                           The Committee may in its discretion determine that it shall be a condition of the grant of an Award in any Plan Year that an Eligible Employee (including his spouse and infant children) and/or Participant shall have held beneficially for such period or periods of time as the Committee shall decide a certain number of Shares provided that such determination is made and notified to the Eligible Employee and/or Participant no later than 3 calendar months before the commencement of any Plan Year.

2.4                           An Award Certificate shall be issued to an Eligible Employee in respect of whom the Committee has determined that an Award shall be granted as soon as reasonably practicable following the Date of Grant containing the information required in accordance with Rule 2.2.  Such Award Certificate shall be issued as a deed executed by the Company (or, in respect of Awards made by the Trustees, a deed executed by the Trustees) or as otherwise determined by the Committee.

2.5                           A Participant may at any time prior to the Release of an Award renounce the Award (in whole, but not in part), by serving notice in writing on the Company or Trustees of his intention to renounce such Award.  The renunciation shall be effective from the date of receipt of such notice by the Company or Trustees.

3.                                 INDIVIDUAL LIMITS

3.1                           An Award shall not normally be granted to an Eligible Employee and/or Participant if the Award Value when aggregated with the Award Values of other Awards granted to him in the same Plan Year would exceed 250% of his Basic Salary at the Date of Grant.

4.           PLAN LIMITS

4.1         Subject to sub-rules 4.2 to 4.3, the Company may transfer shares held as treasury shares to Participants on the Release of any Award.  No shares may be issued under the Plan.

4.2         No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or shall have been issued in that period otherwise than in pursuance of options, under this Plan or under any other executive share scheme adopted by the Company to exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue at that time.

4.3         No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of options, under this Plan or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue at that time.

5.                                 PERFORMANCE REQUIREMENT

5.1                           The Committee shall determine for each Award the applicable Performance Requirement in accordance with the provisions of Rule 2.2.4.

5.2                           If events occur which cause the Committee to consider that the existing Performance Requirement has become inappropriate (for whatever reason), it may, in its discretion (provided such discretion is exercised fairly and reasonably and after consultation with the principal shareholders of the Company) determine to amend or replace the relevant Performance Requirement so that in the reasonable opinion of the Committee it will not be materially more or less difficult to satisfy than was originally intended.

6.                                 FORFEITURE OF AWARDS

6.1                           An Award shall be personal to a Participant and neither Awards, nor any rights granted in relation thereto, may be transferred, assigned, pledged, charged or otherwise disposed of by a Participant (save for disposals of such rights granted in relation to an Award between the Participant and any trustee as provided in the definition of Eligible Employee) and if a Participant shall do, suffer or permit any such act or thing whereby he would or might be deprived of any rights received or granted in relation to an Award (save in respect of disposals between the Participant and any such trustee), the Award shall forthwith lapse.

7.                                 RIGHTS DURING THE RESTRICTED PERIOD

7.1                           A Participant shall not be entitled to any beneficial interest in or any dividend or other distribution paid in respect of Shares subject to Awards prior to their Release or by reference to a record date falling prior to their Release but, at the discretion of the Committee, may receive a discretionary bonus calculated by reference to such dividend or distribution, such value being of such amount and provided in such form at such time as the Committee shall, in its discretion, determine and subject to any deductions required by law.  Subject to the provisions of Rule 9.1 if the Company declares a special dividend prior to their Release the Committee may determine to adjust the number of Shares subject to Awards to take such special dividend into account.

7.2                           A Participant shall not be entitled to direct the Trustees to vote in respect of any Shares the subject of Awards prior to their Release or to exercise any other right in relation to such Shares.

8.                                 RELEASE OF AWARDS

8.1                           Subject to Rule 8.2, Rule 8.5, Rule 10 and Rule 11 Awards shall be Released subject to the achievement of the Performance Requirement and provided that the Participant has been in Continuous Employment from the Date of Grant until the end of such applicable Restricted Period on the dealing day immediately following the last day of the Restricted period.

8.2                           Release of Awards shall also be subject to:

8.2.1                            the satisfaction of any additional conditions, restrictions or requirements set out in the Award Certificate in accordance with the provisions of Rule 2.2.6; and

8.2.2                            the consent of the Trustees;

8.2.3                            the requirements of Rule 14; and

8.2.4                            any applicable provisions of the Memorandum and Articles of Association of the Company.

8.3                           If a prospective date of Release in a Close Period, such Release may be deferred until the end of the Close Period, subject to Rule 8.7.4;

8.4                           Except as prescribed in Rule 8.5, if the Participant ceases to be employed by the Group during the Restricted Period his subsisting Awards shall lapse forthwith upon such cessation.

8.5                           If a Participant ceases to be employed by the Group before the end of the applicable Restricted Period, the Committee may in its discretion determine that a proportion or all of the Award shall be Released at the end of the such applicable Restricted Period or at such other time as the Committee shall determine.  Release in such circumstances may be subject to such Performance Requirement or other conditions, if any, as the Committee may in its discretion determine.

8.6                           The Committee may in its discretion determine that a Participant shall retain after the Release of such Award some or all of the Shares comprising his Award for such period or periods and subject to such terms and conditions as the Committee shall determine provided that such determination is made at the Date of Grant in respect of each Award in accordance with the provisions of Rule 2.2.6.

8.7                           Each subsisting Award shall lapse on the earliest of the following events:

8.7.1                            the date on which it is determined that any Performance Requirement imposed pursuant to Rule 2.2.4 cannot be satisfied; or

8.7.2                            the date on which the Award lapses pursuant to Rule 2.2.2, Rule 6, Rule 8.4, Rule 10 or Rule 11; or

8.7.3                            the date upon which an Award is deemed to lapse pursuant to any other Rule; or

8.7.4                            the tenth anniversary of the Date of Grant; or

8.7.5                            the date on which the Participant is adjudicated bankrupt.

8.8                           After Release of an Award in the form of a Deferred Right, such Deferred Right may be exercised in whole (or in part if the Company permits) by the Participant giving notice to the Company in such form as the Committee shall prescribe accompanied by the payment, if any, for the Shares.  The date of receipt of such notice shall be the date of exercise of the Deferred Right.  As soon as reasonably practicable after a Deferred Right has been exercised, the Committee shall transfer or procure the transfer to the Participant (or his nominee) of the number of Shares in respect of which the Deferred Right has been exercised.  Deferred Rights exercised on the same day shall be deemed to be exercised simultaneously.  When a Deferred Right is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Deferred Right and a new Award Certificate shall be issued as soon as reasonably practicable for the balance of the Deferred Right remaining.  Deferred Rights that have not been exercised within 30 days of Release will lapse.

8.9                           After Release of an Award in the form of a Restricted Share Award the Committee shall in its discretion either:

8.9.1                            transfer or procure the transfer to the Participant (or his nominee) of the Shares subject to such Award; or

8.9.2                            procure the transfer to the Participant, within 30 days of the Release of such Award, an amount in cash equal to the aggregate market value of the Shares subject to such Award on the last dealing day immediately prior to the Release of such Award.

9.                                 ADJUSTMENTS

9.1                           If a variation of the issued share capital of the Company by way of a capitalisation or rights issue, sub-division, consolidation, reduction or otherwise shall take place then the number of Shares subject to an Award may be adjusted in such manner and with effect from such date, as the Committee may determine to be appropriate and as the External Auditors shall have confirmed in writing to be, in their opinion, fair and reasonable.

9.2                           Notice of any such adjustment made under Rule 9.1 be given to Participants by the Committee who may call in Award Certificates for endorsement or replacement.

10.                           CHANGE OF CONTROL

Change of Control

10.1                     If any company or person acting alone or in concert with another or others obtains Control of the Company the Committee shall forthwith upon the date of such change of Control notify every Participant and Participants shall be entitled on such date to the Release of all Awards provided that or to the extent that the Performance Requirement is satisfied on the occurrence of such event.  If Awards are made in the form of Deferred Rights Participants may exercise such Deferred Rights within one month of the date of Release, after which period such Deferred Rights will lapse.

Scheme of Arrangement

10.2                     If under section 425 of the Companies Act 1985 the court sanctions a compromise or arrangements between the Company and its creditors or members proposed for the purpose of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, all Awards shall be Released to Participants forthwith on the date upon which the compromise or arrangement is sanctioned by the court provided that or to the extent that the Performance Requirement is satisfied on the occurrence of such event.  If Awards are made in the form of Deferred Rights Participants may exercise such Deferred Rights within one month of the date of Release, after which period such Deferred Rights will lapse.

10.3                     If any company or person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985, the Committee shall forthwith notify every Participant and Participants shall be entitled on the date such company or person becomes bound or entitled to the Release of all Shares the subject of subsisting Awards provided that or to the extent that the Performance Requirement is satisfied on the occurrence of such event.  If Awards are made in the form of Deferred Rights Participants may exercise such Deferred Rights within one month of the date of Release, after which period such Deferred Rights will lapse.

Liquidation

10.4                     If a voluntary winding up of the Company is proposed to shareholders or if an order is made for the compulsory winding up of the Company, the Committee shall notify each Participant.  On receipt of such notification all a Participant’s Awards will be Released provided that or to the extent that the Performance Requirement is satisfied on the occurrence of such event.  After such Release if Awards have been made in the form of

Deferred Rights the Participant may then in the case of a voluntary winding up of the Company exercise any Released Deferred Right during the period between the proposal and a resolution being passed (provided that any exercise is conditional upon the resolution being passed) or, in the case of an order for the compulsory winding up of the Company, exercise any Released Deferred Right within one month from the date of such notification.  For the avoidance of doubt, a Participant who has exercised a Released Deferred Right under this provision shall be entitled to an equal distribution of the assets of the Company with existing shareholders in the same manner as he would have been entitled had he been the registered owner of the relevant Shares when the resolution was passed or order made.

Replacement of Awards

10.5                     If, as a result of the events specified in Rule 10.1 or Rule 10.2, a company has obtained Control of the Company or if a company has become bound or entitled as stated in Rule 10.3 (such company referred to as the “Acquiring Company”), the Participant may, by agreement with the Acquiring Company, release each subsisting Award (the “Old Award”) in exchange for an Award (the “New Award”) provided that the New Award:

10.5.1                      is over shares of the Acquiring Company or some company which has Control of the Acquiring Company or is a member of a consortium owning either the Acquiring Company or having Control of the Acquiring Company;

10.5.2                      is a right over such number of shares as have an aggregate market value of those Shares subject to the Old Award on the last dealing day immediately prior to the date of exchange on which the Shares were quoted;

10.5.3                      if the Old Award was a Deferred right (the “Old Deferred Right”) that the New Award is a Deferred right (the “New Deferred Right”) and has a subscription price per share such that the aggregate price payable on the complete exercise of the New Deferred Right equals the aggregate price which would have been paid on the complete exercise of the Old Deferred Right; and

10.5.4                      is otherwise, so far as the Committee determines it to be appropriate, upon identical terms to the Old Award.

10.6                     The New Award shall for all purposes be treated as having been acquired on the same Date of Grant as the Old Award and thereafter references in these Rules to the Company, Deferred Rights, Shares and Awards shall, where appropriate, be construed as references to the Acquiring Company and its shares, deferred rights and the New Award.

11.                           MERGER AND DEMERGER

11.1                     In the event that the Company merges with another company, or any one or more of the businesses of the Group are demerged (whether such merger or demerger is effected by way of sale, distribution or in any other manner) the Committee shall notify each Participant and shall have the discretion to determine whether:

11.1.1                      all subsisting Awards are voided and replaced with awards of an equivalent value as determined by the Committee in its discretion and as the External

Auditors shall have confirmed in writing to be, in their option, fair and reasonable; or

11.1.2                      the number of Shares subject to subsisting Awards be adjusted to reflect any change in value due to the merger or demerger or in the case of Awards in the form of Deferred Rights the exercise price of the Shares subject to Awards be adjusted, any such adjustment to be determined by the Committee in its discretion and as the External Auditors  shall have confirmed in writing to be, in their opinion, fair and reasonable; or

11.1.3                      all Awards are Released provided that or to the extent that the Performance Requirement on the occurrence of such event is satisfied and in the case of Awards in the form of Deferred Rights Participants may exercise their Deferred Rights within a period of one month (or such other period as the Committee may determine) beginning with the date of notification of the demerger to Participants, and after the end of such period such Deferred Rights will lapse.

11.2                     The Committee shall notify Participants as soon as reasonably practicable of any replacement, adjustment or Release in accordance with the provisions of Rule 11.1 and may call in Award Certificates for endorsement or replacement.

12.                           ALLOTMENT, TRANSFER, LISTING AND THE COST OF THE PLAN

12.1                     Any Shares to be transferred pursuant to the Release of an Award shall be transferred to the relevant Participant or a nominee nominated by a Participant not later than 30 days after the date of Release of the Award and/or exercise of the Deferred Right.  Such Shares shall rank pari passu in all respects with other Shares, as the case may be, of the same class as issued at that time, provided that the Participant shall have no entitlement in relation to rights attaching to the Shares prior to the date of Release.

12.2                     Awards may only be satisfied by the transfer of Shares.

12.3                     The obligation to provide a benefit under an Award may be undertaken by the Company or the Trustees as the Committee shall determine from time to time and subject, where required, to the appropriate agreement and exercise by the Trustees of their discretion.

12.4                     The Company shall ensure when necessary that it is in a position to satisfy or procure the satisfaction of all rights to acquire Shares from time to time subsisting under the Plan, taking account of other obligations of the Company in relation to the provision of Shares.

12.5                     The Company shall bear the costs of establishing and administering the Plan.

12.6                     The Company shall maintain or cause to be maintained all necessary accounts and records relating to the Plan.

13.                           EMPLOYEE RIGHTS

13.1                     No account shall be taken of actual or prospective grants of Awards or rights in prospect under them for the purpose of any redundancy payments or severance scheme operating within the Group or for the purpose of a Participant’s right under any pension scheme or arrangement.

13.2                     Nothing in this Plan or in any document issued pursuant to the Plan shall confer upon any person any right to continue in the employ of any Group Company or shall affect the right of any Group Company to terminate the employment of any person, or shall impose upon any Group Company, the Committee, Trustee or their respective agents and employees any liability for the loss of any rights under the Plan which may result if that person’s employment is so terminated.  In no circumstances shall any Participant, by reason of ceasing to be employed by any Group Company, or any part of the Plan ceasing or failing to have a particular tax treatment or to be approved by the Inland Revenue or any other revenue authority, be entitled to any compensation for any loss of any actual or prospective right or benefit under the Plan which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful or unfair dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

14.                           TAXATION AND OTHER REGULATORY REQUIREMENTS

14.1                     The grant of an Award to an Eligible Employee and/or Participant under the Plan shall be conditional upon the agreement of that Eligible Employee and/or Participant to indemnify the Company or Group Company for any:-

14.1.1                      tax payable in respect of the grant of such Award, Release or exercise pursuant to the Income Tax (Employments) (Notional Payments) Regulations 1996 or otherwise; and

14.1.2                      employee’s National Insurance contributions or other social charges in respect of the grant of such Award, Release or exercise or otherwise (the payments together referred to as the “Tax Payment”);

such agreement to be deemed by such Eligible Employee and/or Participant not renouncing an Award within 15 days of the Date of Grant pursuant to Rule 2.5.  Without prejudice to the foregoing in a case where the Company or Group Company by virtue of the Release of an Award or in the case of a Deferred Right, its exercise, will be obliged to make a Tax Payment, the Release, unless the Company or Group Company has received payment prior to the Release from the Participant of an amount not less than the Tax Payment and/or an authority to deduct the same from such Participant’s Basic Salary and/or that Participant gives irrevocable instructions to the Company’s brokers (or any person acceptable to the Company or the Trustees in the case of Awards granted by the Trustees) for the sale of sufficient Shares to realise an amount equal to the Tax Payment and authority to pay the proceeds of such sale to the Company or Group Company, shall not take place.

14.2                     The Participant shall pay all expenses and taxes which arise or result from the Release of an Award and/or the exercise of a Deferred Right or the transfer of Shares, provided that the Company in its absolute discretion may meet any stamp duty or liability for any other taxes or expenses arising from the Release of an Award or the exercise of a Deferred Right which it deems appropriate.

14.3                     The Committee may determine that any Award granted under the Plan shall be subject to additional and/or modified terms and conditions relating to the grant, Release or exercise as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may apply to the relevant Eligible Employee, Participant or Group Company.

14.4                     In exercising its discretion under Rule 14.3 the Committee may:-

14.4.1                      require a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to him at the Date of Grant, Release or on exercise; and

14.4.2                      adopt any supplemental rules or procedures governing the grant, Release or exercise of an Award as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to an Eligible Employee or Participant, provided that such rules or procedures may not be adopted to the extent that they require the approval of the Company in general meeting in accordance with Rule 15.1.1 of the Plan, unless such approval has been obtained previously.

15.                           ADMINISTRATION AND AMENDMENT OF THE PLAN

15.1                     The Committee shall have the power from time to time to make and amend such regulations for the implementation and administration of the Plan in a manner consistent with the Plan as it thinks fit and to make any amendments to these Rules provided that:-

15.1.1                      the provisions governing eligibility requirements, equity dilution, share utilisation and individual participation limits and the adjustments that may be made following a rights issue or any other variation of capital cannot be altered to the advantage of Participants without the prior approval of shareholders in general meeting (except for minor amendments to benefit the administration of the Plan, or amendments to take account of a change of legislation or to obtain or maintain favourable Tax, exchange control or regulatory treatment for Participants in the Plan or for any Group Company); and

15.1.2                      no alteration may be made which would materially adversely affect any subsisting rights of Participants granted prior to the date of the alteration without the prior consent or sanction of the majority of that number of Participants who responded to the notification by the Company of such proposed alteration.

15.2                     Any matters pertaining or pursuant to the Plan which are not dealt with by these Rules and any uncertainty or dispute as to the meaning of these Rules shall be determined or resolved by decision of the Committee which shall be binding on the Company and all Participants and/or Eligible Employees or, in relation to Awards granted by the Trustees, determined or resolved by the Trustees.

15.3                     Any amendments to these Rules relating to the operation of the Plan in a particular jurisdiction shall be set out in a separate schedule to these Rules.

16.                           NOTICE

16.1                     The provisions of the Company’s Articles of Association from time to time with regard to the service of notices on members shall apply mutatis mutandis to any notice to be given under the Plan to a Participant or Eligible Employee.

16.2                     Notices or documents under the Plan required to be given by the Company to an Eligible Employee or Participant shall be properly given if delivered to him at his normal place of work or sent to him by first class post at his last known address and any notice or document required to be given to the Company shall be properly given if delivered or sent by first class to the registered office of the Company from time to time addressed to the Company Secretary.

16.3                     Participation in the Plan shall not entitle a Participant to receive copies of any notice or other document sent by the Company to its shareholders prior to the Release of Awards.

17.                           TERMINATION

17.1                     Subject to Rule 17.2, the Plan shall terminate on the earlier of the following dates:-

17.1.1                      any date determined by the Committee to be the date of termination of the Plan; and

17.1.2                      the tenth anniversary of the Adoption Date.

17.2                     The Company in general meeting may at any time resolve to extend the Plan up to a further 10 years.

17.3                     Following termination of the Plan pursuant to this Rule no further Awards shall be granted, but the subsisting rights and obligations of Participants at that time shall continue in force as if the Plan had not been terminated.

18.                           GOVERNING LAW

18.1                     The Rules and the operation of the Plan shall be governed and construed in accordance with English Law.